Media	Investors
Neil Hirsch	Christin O’Donnell
Media@labcorp.com	Investor@labcorp.com

Labcorp to Webcast Its Annual Meeting of Shareholders May 15

BURLINGTON, N.C., May 8, 2025 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced that its Annual Meeting of Shareholders will be webcast live on May 15 at 9:00 a.m. ET and can be viewed online on the Labcorp Investor Relations website. An archived replay of the webcast will be available for one year.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees service clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.